As filed with the Securities and Exchange Commission on October 3, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NATIONAL RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	47-0634000
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
1245 Q Street
Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

National Research Corporation 2006 Equity Incentive Plan
(Full title of the plan)

Michael D. Hays	Copy to:
President and Chief Executive Officer	Benjamin F. Garmer, III
National Research Corporation	Russell E. Ryba
1245 Q Street	Foley & Lardner LLP
Lincoln, Nebraska 68508	777 East Wisconsin Avenue
(402) 475-2525	Milwaukee, Wisconsin 53202
(Name, address and telephone number, including area	(414) 271-2400
code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock,	600,000 Shares	$24.695	$14,817,000.00	$1,585.42
$.001 par value

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the 2006 Equity Incentive Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for National Research Corporation Common Stock as reported on the Nasdaq National Market on October 2, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by National Research Corporation (the “Company”) with the Commission are hereby incorporated herein by reference:

        1.     The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended.

        2.     The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006, as amended.

        3.     The Company’s Current Reports on Form 8-K dated March 3, 2006, March 15, 2006, May 4, 2006 and May 26, 2006, as amended on August 11, 2006.

        4.     The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated October 2, 1999, and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

        The Registrant’s By-Laws provided for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

        The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

        The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Registrant’s former, current or future directors or officers.

Item 7.    Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

        The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

(4.1)	Articles of Incorporation of National Research Corporation, as amended to date [Incorporated by reference to Exhibit 3.1 to National Research Corporation’s Registration Statement on Form S-1 (Registration No. 333-33273)]

(4.2)	By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit 3.2 to National Research Corporation’s Current Report on Form 8-K dated March 15, 2006 (File No. 0-29466)]

(4.3)	National Research Corporation 2006 Equity Incentive Plan [Incorporated by reference to Appendix A to National Research Corporation’s Proxy Statement for the 2006 Annual Meeting of Shareholders filed on April 3, 2006 (File No. 0-29466)]

(5)	Opinion of Foley & Lardner LLP

Exhibit No.	Exhibit

(23.1)	Consent of KPMG LLP

(23.2)	Consent of Mayer Hoffman McCann P.C.

(23.3)	Consent of Foley & Lardner LLP (contained in Exhibit (5) hereto)

(24)	Power of Attorney (included on the signature page hereto)

Item 9.    Undertakings.

        (a)     The undersigned Registrant hereby undertakes:

        (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

        (2)     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)     That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

        (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on the 2nd day of October, 2006.

NATIONAL RESEARCH CORPORATION
By:/s/ Michael D. Hays
Michael D. Hays
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities set forth below on October 2, 2006. Each person whose signature appears below constitutes and appoints Michael D. Hays and Patrick E. Beans, and each of them individually, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Michael D. Hays	Chief Executive Officer and Director (Principal Executive
Michael D. Hays	Officer)
/s/ Patrick E. Beans	Vice President, Treasurer, Secretary, Chief Financial Officer
Patrick E. Beans	and Director (Principal Financial and Accounting Officer)
/s/ JoAnn M. Martin	Director
JoAnn M. Martin
/s/ John N. Nunnelly	Director
John N. Nunnelly
/s/ Paul C. Schorr III	Director
Paul C. Schorr III
/s/ Gail L. Warden	Director
Gail L. Warden

EXHIBIT INDEX

NATIONAL RESEARCH CORPORATION
2006 EQUITY INCENTIVE PLAN

Exhibit Number	Exhibit Description

(4.1)	Articles of Incorporation of National Research Corporation, as amended to date [Incorporated by reference to Exhibit 3.1 to National Research Corporation’s Registration Statement on Form S-1 (Registration No. 333-33273)]

(4.2)	By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit 3.2 to National Research Corporation’s Current Report on Form 8-K dated March 15, 2006 (File No. 0-29466)]

(4.3)	National Research Corporation 2006 Equity Incentive Plan [Incorporated by reference to Appendix A to National Research Corporation’s Proxy Statement for the 2006 Annual Meeting of Shareholders filed on April 3, 2006 (File No. 0-29466)]

(5)	Opinion of Foley & Lardner LLP

(23.1)	Consent of KPMG LLP

(23.2)	Consent of Mayer Hoffman McCann P.C.

(23.3)	Consent of Foley & Lardner LLP (contained in Exhibit (5) hereto)

(24)	Power of Attorney (included on the signature page hereto)